SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32845 (Commission File Number)	32-0163571 (I.R.S. Employer Identification No.)

260 South Los Robles, Suite 217 Pasadena, California (Address of Principal Executive Offices)	91101 (Zip Code)

(626) 584-9722
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 8, 2007, General Finance Corporation (“GFC”) and the shareholders (the “Sellers”) of RWA Holdings Pty Limited, an Australian company (“RWA”), entered into a so-called Deed of Variation (the “Amendment”) by which they amended the Share Sale Deed, dated September 12, 2006 (the “Acquisition Agreement”), among GFC and the Sellers under which GFC has agreed to purchase from the Sellers all of the outstanding capital stock of RWA (the “Acquisition”). Under the Amendment, GFC agrees that its previous deposits with the Sellers in the aggregate amount of $1,005,000 are non-refundable and will be forfeited in the event the closing does not occur by March 29, 2007. For their part, the Sellers refrained from exercising their previous right to terminate the Acquisition Agreement.

The Sellers will have a right to terminate the Acquisition Agreement and retain GFC’s deposits if, as expected, the closing does not occur by March 29, 2007, absent a further amendment to the Acquisition Agreement. GFC currently is in discussions with the Sellers with respect to a possible extension of the closing date and other changes to the terms and provisions of the proposed Acquisition necessary and appropriate to avoid termination of the Acquisition Agreement and loss of its deposits, and to enable GFC to complete the proposed Acquisition. GFC has not reached any understanding or agreement with the Sellers with respect to such an extension or other terms, and there is no assurance that GFC will be able to reach such an understanding or agreement prior to March 29, 2007.

Item 8.01 Other Events

On March 13, 2007, GFC issued a press release announcing that it intends to establish a new record date and meeting date for the special stockholders meeting previously scheduled for March 26, 2007 at which the General Finance stockholders were to consider and vote upon the proposed acquisition of RWA. A copy of GFC’s press release is attached as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits

The following exhibit is contained in this report:

99.1 General Financial Press Release dated March 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2007	GENERAL FINANCE CORPORATION

	By:	/s/ RONALD F. VALENTA
Ronald F. Valenta
Chief Executive Officer